Q&A on proxy statement filing for five Putnam closed-end funds:

Putnam High Income Securities Fund, Putnam Investment Grade Municipal Trust,

Putnam Managed Municipal Income Trust, Putnam Master Intermediate Income

Trust, and Putnam Premier Income Trust

In May 2006, proxy materials will be mailed to shareholders of five Putnam closed-end funds: Putnam High Income Securities Fund, Putnam Investment Grade Municipal Trust, Putnam Managed Municipal Income Trust, Putnam Master Intermediate Income Trust, and Putnam Premier Income Trust. This Q&A contains information on the five proposals in the proxy, including one proposal to convert three of the funds (Putnam Investment Grade Municipal Trust, Putnam Master Intermediate Income Trust, and Putnam Premier Income Trust) into open-end funds.

What proposals are included in the proxy?

1. Fixing the number of Trustees at 11 and electing your fund’s nominees for Trustees.

Currently, 12 Trustees serve on the board of each of the Putnam funds. One current Trustee, John H. Mullin, III, is not standing for re-election. This proposal asks shareholders to consider two things: fixing the number of Trustees at 11 and electing 11 of the current Trustees on each fund’s board. These closed-end funds are required to hold annual shareholder meetings for the purpose of electing Trustees. Details about each of the Trustees/nominees and their professional background are included in the proxy materials. Nine of these 11 Trustees, including the Chairperson, are Independent Trustees, which means they are not affiliated with the investment advisor (i.e., Putnam Management).

2. A proposal to convert three of the funds into open-end investment companies (Putnam Investment Grade Municipal Trust, Putnam Master Intermediate Income Trust, and Putnam Premier Income Trust).

The Declarations of Trust of Putnam Investment Grade Municipal Trust, Putnam Master Intermediate Income Trust, and Putnam Premier Income Trust each contain a conversion proposal requirement that has been triggered by the discount at which shares of the funds traded toward the close of each fund’s most recent fiscal year. For each fund, this requirement states that shareholders must be given an opportunity to vote on a proposal to convert the fund from closed-end to open-end status if the fund’s shares have traded at an average discount of more than 10% from their net asset value per share during the last 12 calendar weeks of the preceding fiscal year (measured as of the last trading day in each such week). Putnam Investment Grade Municipal Trust, Putnam Master Intermediate Income Trust, and Putnam Premier Income Trust traded at an average discount of 13.1%, 10.2%, and 10.8%, respectively, during each fund’s respective 12-week period (11/25/05 for Putnam Investment Grade Municipal Trust, 9/30/05 for Putnam Master Intermediate Income Trust, and 7/29/05 for Putnam Premier Income Trust), thus triggering the proposal requirement for each fund.

3. A proposal to eliminate Putnam High Income Securities Fund’s fundamental investment restriction concerning investments in restricted securities.

Putnam High Income Securities Fund currently has a fundamental investment restriction under which it may not purchase restricted securities if certain conditions would result as a consequence of such a purchase. Restricted securities are securities that may be transferred or sold only to eligible purchasers, such as bonds issued under an offering, preferred stock of certain issuers, and floating-rate loans. The fund may not purchase such securities if, as a result, such investments would exceed 15% of the value of the fund’s net assets, excluding restricted securities that have been determined by the Trustees of the fund (or their designee) to be readily marketable. The proposal asks shareholders to consider eliminating this restriction.

4. A proposal to amend Putnam High Income Securities Fund’s Declaration of Trust to provide for cumulative voting for Trustees.

A shareholder of the fund has proposed that Putnam High Income Securities Fund adopt cumulative voting rights. Cumulative voting rights give a shareholder as many votes as he or she has number of shares, multiplied by the number of Trustees to be elected, and allow the shareholder to cast all of such votes for a single candidate or any two or more candidates as he or she chooses. Under the current system, shareholders of the fund annually fix the number of Trustees and either vote for, or withhold their votes with respect to, individual nominees for Trustee positions.

5. A proposal to reduce the Board of Trustees for Putnam Premier Income Trust by one-third.

A shareholder of the fund has proposed to reduce the number of Trustees of Putnam Premier Income Trust from 12 current Trustees to 9, with the objective of reducing Trustee-related expenses borne by the fund.

How do your fund’s Trustees recommend that shareholders vote on these proposals?

The Trustees recommend that you vote for proposals 1 and 3 and against proposals 2, 4, and 5.

Why are the Trustees recommending a vote against the conversion outlined in proposal 2?

The Trustees recommend a vote against conversion because they believe that the funds are afforded significant investment advantages as a result of their closed-end status. The Trustees regularly review the overall performance and trading information for your fund and all of the Putnam closed-end funds. The Trustees of your fund have carefully evaluated the funds’ investment performance, the trading history across market cycles of each fund’s shares relative to that of other funds in the same peer group, an analysis of the effects on the funds of their shares trading at a discount to net asset value, and information about the possible advantages and disadvantages of converting to an open-end fund. The Trustees believe that the continued operation of each fund as a closed-end fund is in the best long-term interests of the funds’ shareholders, and recommend a vote against the conversion of the funds to open-end status at this time.

What are the benefits of maintaining the funds’ closed-end status?

The Trustees believe that the funds’ closed-end status gives the investment advisor certain flexibilities that would be compromised if the funds converted to open-end status. For example, the shares of closed-end funds are not redeemable like open-end fund shares, which means closed-end funds do not need to maintain investments in short-term, lower-yielding investments in anticipation of possible redemptions. Similarly, because they are not subject to sales and redemptions, closed-end funds do not experience the types of cash flow fluctuations that can require an open-end fund to invest new cash acquired through sales — or sell securities to meet redemptions — at inopportune times.

Would fund expenses be affected by a conversion to open-end status?

The Trustees believe the conversion to open-end status would likely increase fund expenses. For example, if the funds convert to open-end status, the Trustees would consider recommending certain steps for marketing the fund’s shares effectively. These would include the adoption of a distribution, or 12b-1, plan, which would permit the funds to pay annual distribution fees of up to 0.35% of average annual net assets to Putnam Retail Management for the marketing support associated with selling fund shares. Putnam open-end funds currently pay 12b-1 fees of 0.25% on class A shares.

Furthermore, the Trustees believe that a conversion to open-end status would increase the possibility of redemptions by existing shareholders of the fund. This would cause the fund to shrink following conversion, resulting in an increased expense ratio for remaining shareholders. If shareholders were to approve the conversion to open-end status, the Trustees would reserve the right to impose redemption fees on shares redeemed within a specified time following conversion, but there is no guarantee that such a measure would significantly reduce redemptions. Most of the open-end Putnam funds are subject to a 2% redemption fee on sales (by redemption or exchange) of shares within 5 calendar days of purchase. If the funds convert to open-end status, the Trustees expect to approve a similar redemption fee as an ongoing feature of the funds.

Are there potential tax consequences if the funds convert?

If the investment manager needed to sell securities to meet redemptions, there may be adverse tax consequences for the remaining shareholders. If the funds sell securities and realize a gain for tax purposes, the funds may be required to make distributions of the taxable gain to remaining shareholders, who would then be liable themselves for tax on such gains.

Would there be an effect on the funds’ yield if the funds convert?

The conversion could result in a lower yield for remaining shareholders in light of the reduced investment flexibility that comes with open-end status. (There is no guarantee, however, that yields would be affected at all.) A reduction in yield would be inconsistent with the funds’ investment objective of seeking high current income.

Why have the funds’ shares been trading at a discount?

There is no definitive reason why closed-end funds trade at a discount or a premium. When a fund trades at a discount, it is usually reflective of lower demand on the part of investors. Demand for closed-end funds can fluctuate based on, among other things, interest rate cycles, other market conditions, or perceptions of a fund’s investment advisor.

What are the possible advantages of converting the funds to open-end status?

A possible consequence of a conversion to open-end status is a decrease in the funds’ expense ratio that could result if either fund grew significantly in size as a result of net sales of new shares. As an open-end fund, the funds would be continuously offering new shares to the public. If more new shares are sold than are redeemed, the fund could grow in size, potentially resulting in a lower effective management fee and a lower expense ratio.

Will converting to open-end status improve the funds’ investment performance?

The Trustees do not believe that the funds’ investment performance at net asset value will be significantly affected if they convert to open-end status. It is possible that the yield of any of the three funds could decrease following conversion. The funds’ investment objectives and principal investment strategies will remain the same if the funds convert. As described above, if any of the three funds were to grow significantly after conversion through sales of new shares, the fund’s expense ratio could decline, which would increase returns.

What are the principal differences between a closed-end and an open-end fund?

* Closed-end funds raise their capital through an initial public offering and generally do not — except through leveraging strategies — raise additional capital after that time. Closed-end funds therefore have limited opportunities to gain additional economies of scale through growth of assets. At the same time, because shares of closed-end funds cannot be redeemed, the risk of higher expense ratios resulting from a decline in assets is also limited. Open-end funds, by contrast, generally engage in a continuous public offering of their shares, which provides the opportunity for growth of assets and reduced expense ratios. However, because shares of open-end funds are generally redeemable at any time, open-end funds face the risk of higher expense ratios if significant redemptions are not offset by sales of new shares.

* Shares of closed-end funds are not redeemable but are bought and sold at current market prices on the stock exchanges on which they are listed. Shares of open-end funds, by contrast, may be redeemed at any time at their net asset value, less any applicable redemption fee.

* Both closed-end and open-end funds are subject to the same regulatory requirements that are enforced by the Securities and Exchange Commission (SEC). Closed-end funds, however, are listed on securities exchanges, such as the New York Stock Exchange or the American Stock Exchange. Unlike closed-end funds, open-end funds are required to maintain current registrations under federal and state securities laws, which involve additional ongoing costs to open-end funds.

* As noted above, the cash flows associated with sales and redemptions of open-end fund shares, as well as the need to maintain cash reserves in anticipation of possible redemptions, might tend to reduce the investment flexibility of open-end funds. In addition, closed-end funds are afforded more flexibility under the Investment Company Act of 1940 compared to open-end funds to use various forms of leverage, including borrowing money from banks and other lenders.

If the conversion is not approved, will the funds continue in their current form?

Yes. In the event that shareholders do not approve the conversion of the funds to open-end status, the funds would continue to operate as closed-end funds. Shareholders would be given the opportunity to vote on a proposed conversion to open-end status in future years if either fund’s shares again trade at discounts sufficient to meet the requirement of the Declaration of Trust described above.

Why are the Trustees recommending a vote for the elimination of Putnam High Income Securities Fund’s investment restriction outlined in proposal 3?

The Trustees recommend a vote for the elimination of the investment restriction described above because they believe it will afford your fund greater investment flexibility to pursue its objectives, eliminate unnecessary administrative burdens on the fund, and align the fund’s investment restrictions more closely with those of other Putnam closed-end funds.

The Investment Company Act of 1940 (the 1940 Act) does not limit the extent to which closed-end funds may invest in restricted securities. If the proposal passes, your fund would be permitted to invest, in accordance with its investment objectives but otherwise without restriction, in restricted securities. However, Putnam Management does not currently expect that the elimination of the investment restriction will significantly affect the extent to which your fund invests in restricted securities.

Generally speaking, the Trustees believe that eliminating fundamental investment restrictions that are not required, such as the restriction concerning investments in restricted securities, will make Putnam Management better able to manage the fund’s investments in a changing regulatory environment. In contrast, retaining an investment restriction that is not required for regulatory or business purposes, especially where the restriction applies inconsistently across funds, may increase the possibility of compliance breaches without a commensurate increase in protections or benefits to fund shareholders.

Why are the Trustees recommending a vote against instituting cumulative voting rights for Putnam High Income Securities Fund as outlined in proposal 4?

The Trustees recommend a vote against proposal 4 for three reasons.

First, cumulative voting, as described in the proposal above, would increase the ability of a special interest group to elect one or more directors whose loyalty might be directed more to the narrow interests of that particular group of shareholders rather than to the interests of all shareholders.

Second, cumulative voting would introduce the possibility of partisanship among your fund’s Trustees and could impair the ability of the board to work together as a cohesive unit. The present voting system prevents the concentration of votes behind a single nominee for Trustee and thereby promotes the election of Trustees who represent the interests of the fund and the shareholder base as a whole.

Third, if your fund were to change its voting structure and minority shareholders were able to elect one or more Trustees representing their interests, meetings of the committees and full board of your fund would have to be held separately from those of the other Putnam funds, which could likely result in the loss or compromise of at least some of the efficiencies currently enjoyed under fund’s existing board structure.

Why are the Trustees recommending a vote against a reduction in the number of Trustees for Putnam Premier Income Trust as outlined in proposal 5?

All of the Trustees of your fund currently serve as Trustees of the other funds in the Putnam family of funds. As a result, they are able to achieve efficiencies by meeting at the same time to consider matters of interest to all funds in the Putnam family, and by delegating operational responsibilities to committees of between three and six Trustees. If your fund were to reduce the number of Trustees on its board, that might result in the loss or compromise of at least some of the administrative and operational efficiencies currently enjoyed under your fund’s existing board structure.

Furthermore, the Trustees believe that the Trustee-related expenses borne by your fund would not be reduced significantly if the number of Trustees on the board were reduced to 8 from the current 12. As described in the proxy materials, the annual cost savings to the fund would represent less than 0.001% of the fund’s current net assets, and a reduction of less than 0.13% of your fund’s net expenses for the fund’s most recent fiscal year. The Trustees also believe that any reduction of Trustee-related expenses that might be achieved as a result of a decrease in the number of Trustees on the board would likely be offset in whole or in part by increased administrative and legal costs associated with having to restructure the Trustees’ meeting process.

Shares of closed-end funds trade on a stock exchange at market prices, which may be lower than a fund’s net asset value.

Putnam High Income Securities Fund:
Lower-rated bonds may offer higher yields in return for more risk. Mutual funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses.

Putnam Investment Grade Municipal Trust

Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Mutual funds that invest in bonds are subject to certain risks, including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses. The fund uses leverage, which involves risk and may increase the volatility of the fund’s net asset value.

Putnam Managed Municipal Income Trust
Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Mutual funds that invest in bonds are subject to certain risks, including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses. Lower-rated bonds may offer higher yields in return for more risk. The fund uses leverage, which involves risk and may increase the volatility of the fund’s net asset value.

Putnam Master Intermediate Income Trust:
International investing involves certain risks, such as currency fluctuations, economic instability, and political developments. Additional risks may be associated with emerging-market securities, including illiquidity and volatility. Lower-rated bonds may offer higher yields in return for more risk. Mutual funds that invest in government securities are not guaranteed. Mortgage-backed securities are subject to prepayment risk. Mutual funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses.

Putnam Premier Income Trust:
International investing involves certain risks, such as currency fluctuations, economic instability, and political developments. Additional risks may be associated with emerging-market securities, including illiquidity and volatility. Lower-rated bonds may offer higher yields in return for more risk. Mutual funds that invest in government securities are not guaranteed. Mortgage-backed securities are subject to prepayment risk. Mutual funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses

For more information about the risks, fees, and expenses of investing in a closed-end fund, talk to your financial representative.

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